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                                                                    Exhibit 10.2

August 15, 2002

Mr. William F. Mason
Chief  Executive Officer
Vertica Software, Inc.
Austin, TX

Dear Bill:

This letter outlines the terms of agreement of the services that The Momentum Solutions Group, LLC will deliver to Vertica Software, Inc.

     1. Momentum Solutions, as an Independent vendor, will provide sales and sales management services to Vertica on an as-needed basis. The scope of services includes prospect contact and follow through for any opportunity for Vertica software and services as presented to Momentum Solutions by Vertica.

     2. Momentum Solutions is a vendor, not an employee of the Company, and as such no federal or state taxes, social security, unemployment compensation or any other payments will be withheld from the compensation.

     3. The agreed upon compensation is One Hundred Twenty Five ($125.00) dollars per hour. Momentum Solutions will provide a weekly accounting of hours to Vertica Software.

     4. Vertica Software will provide an advance payment of Two Thousand dollars ($2,000) for sixteen (16) hours to Momentum Solutions. Hours worked will be credited to that amount. Upon completion of 75% of the contracted amount (12 hours or $1,500). Vertica Software and Momentum Solutions will determine the level of future effort and another advance payment will be required.

     5. Momentum Solutions agrees to receive payment for services in free-trading stock of Vertica Software, Inc. The number of shares shall be Fifty Thousand (50,000), which is based on an average value of four cents ($0.04) per share.

AGREED:

/s/ William F. Mason        9/18/02       /s/ Susan N. Thompson                  9/20/02
--------------------        -------       --------------------------------       -------
William F. Mason            Date          Susan N. Thompson                      Date
Chief Execution Officer                   Managing Director
Vertica Software, Inc.                    The Momentum Solutions Group LLC

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                             LETTER OF UNDERSTANDING

PERSONAL AND CONFIDENTIAL

November 12, 2002

William F. Mason
President & CEO
VERTICA SOFTWARE, INC.
106 East Sixth Street
Austin, Texas 78701

Dear Bill:

We are pleased to set forth the terms of the engagement of Thomas E. Lindholm, by VERTICA SOFTWARE, INC. (the "Company") in connection with advising and assisting the Company with (a) obtaining new financing (including senior debt and subordinated debt) for the Company and/or any of its affiliates, (b) refinancing or restructuring existing debt of the Company and/or any of its affiliates, and (c) the recapitalization of the Company and/or any of its affiliates (each a "Financial Transaction" and collectively the "Financial Transactions"), as more fully set forth herein. This Agreement will confirm Thomas E. Lindholm's engagement by the Company on the following terms and conditions:

1. Services To Be Provided. Thomas E. Lindholm will assist the Company as the non-exclusive financial advisor in connection with Financial Transactions for 180 days from the date of this document signing. In connection with Thomas E. Lindholm's activities on the Company's behalf, Thomas E. Lindholm will familiarize himself, to the extent reasonably necessary, with the business, operations, properties, financial condition and prospects of the Company, and as soon as reasonably practicable, complete an initial analysis of the Company's operational viability. In connection with his role as financial advisor, Thomas
E. Lindholm shall advise the Company on potential Financial Transactions and assist the Company in obtaining the Financial Transactions the Company desires to pursue. Such services shall include the following:

a. Capital Raising/Debt Activities. Thomas E. Lindholm will assist the Company in (i) developing a plan to restructure and/or refinance the Company's financial structure, (ii) implement any such restructuring and/or refinancing plans through discussions and negotiations with creditors (whether they be secured, unsecured or trade creditors), shareholders and parties in interest and with potential parties to any Financial Transaction; (iii) structuring and raising new debt or equity securities issued by

Company; and (iv) evaluating any securities that might be issued in connection with any restructuring or recapitalization plan.

b. Financial Advisory Services. Thomas E. Lindholm will assist the Company in such other financial advisory services as may be mutually agreed upon by Thomas
E. Lindholm and the Company, including assisting the Company in negotiations with senior lender concerning a loan amendment, forbearance and standstill agreement.

2.   Fees. In consideration for our services pursuant to this Agreement, Thomas
E. Lindholm shall be entitled to receive, and the Company shall pay to Thomas E. Lindholm, the following compensation:

     a. Engagement Fees. Upon the execution of this Agreement, the Company shall pay to Thomas E. Lindholm an engagement fee of payable in the for of 350,000 restricted common shares of VERTICA SOFTWARE, INC. The engagement fee shall be deemed earned when this Agreement is executed by both parties hereto and shall be non-refundable.

     b. Financial Transaction Fee. Upon the closing of any Financial Transactions for the Company, the Company shall pay to Thomas E. Lindholm a cash fee (the "Financial Transaction Fee") equal to, the aggregate, the following:

               i. 2.0% of the principal amount of senior debt which is obtained, refinanced, amended or restructured; and separately.
               ii. 4.0% of the principal amount of all subordinated debt which is obtained, refinanced, amended or restructured; and separately.
               iii. 5.0% of the gross amount of any new equity securities issued by the Company.

               It should be noted that the Financial Transaction Fee is not a cumulative fee but a fee for each type of capital raised.

               For Example, if $800,000 equity were raised, the Financial Transaction Fee would be $40,000 ($800,0000 X 5%) and no fee for senior or subordinated debt.

          The Financial Transaction Fee shall be due and payable by the Company upon the closing of the subject Financial Transaction. Thomas E. Lindholm retains the option of taking the Financial Transaction fee in the form of restricted common shares at the closing of the subject Financial Transaction.

          The number of restricted shares shall be the Financial Transaction Fee divided by a 30% discount of the company stock's previous 30-day average closing bid price.

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               For example, an earned $40,000 Financial Transaction fee divided a stock price of $0.07 (30% discount on the previous 30-day average bid price of $0.10.) shall mean 571,428 restricted common shares.

          Debt Reduction Fee. Upon the closing of any refinancing in which any creditor (whether secured or unsecured creditor, trade creditor or other creditor) agrees to accept as full payment an amount less than the total actual amount it is then owed (including any "soft notes") in accordance with the applicable loan documents, the Company shall pay Thomas E. Lindholm an additional fee (the "Debt Reduction Fee") equal to 20% of the amount of any reduction of that total amount owed. The Debt Reduction Fee shall be in addition to any Financial Transaction Fee that may be owed to Thomas E. Lindholm for such refinancing.

     c. Expenses. In addition to the fees described above, the Company agrees to promptly reimburse Thomas E. Lindholm upon request from time to time, for pre-approved out-of-pocket expenses, (the "Expenses") reasonably incurred by Thomas E. Lindholm up to any aggregate maximum of $5,000, which shall be itemized, unless the Company has agreed in writing to a greater amount during the term of this engagement. Thomas
          E. Lindholm retains the option of taking the Expenses in the form of restricted common shares. The number of shares shall be determined by the expenses total divided by a 30% discount of the Company stocks previous 30-day average closing bid.

3. Cooperation. In connection with Thomas E. Lindholm's activities on the Company's behalf, the Company will cooperate with and will furnish Thomas E. Lindholm with all information and data concerning the Company and any Financial Transaction (the "Information") which Thomas E. Lindholm deems appropriate and will provide Thomas E. Lindholm with access to the Company's officers, directors, employees, independent accountants and legal counsel. The Company represents that to the best of it's knowledge, all information (a) made available to Thomas E. Lindholm by the Company or (b) contained in any filing by the Company with any court or any government or regulatory agency, commission or instrumentality each (an "Agency") will, at all times during the period of engagement of Thomas E. Lindholm, hereunder, be complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants that any projections will have been prepared in good faith and will be based on assumptions, which, in light of the circumstances under which they are made, are reasonable.

Company acknowledges and agrees that, in rendering its services hereunder, Thomas E. Lindholm will be using and relying on the information (and information available from public sources and other sources deemed reliable by Thomas E. Lindholm) without independent verification thereof or independent appraisal of any of the Company's assets. Thomas E. Lindholm does not assume responsibility for the accuracy or completeness of the information or any other information regarding the Company or any Financial Transaction. Any advice rendered by Thomas E. Lindholm, pursuant to this Agreement may not be disclosed publicly by the Company without Thomas E. Lindholm's prior written consent.

4. Indemnification. The Company agrees to indemnify Thomas E. Lindholm in accordance with the indemnification provisions attached to this Agreement as Appendix A, which are incorporated herein and made a part hereof.

5.   Other Matters.

          a. The Company hereby acknowledges that it is a sophisticated business enterprise that has retained Thomas E. Lindholm for the limited purposes set forth in this Agreement and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims and intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

          b.   This Agreement may be terminated with or without cause by Thomas
               E. Lindholm or the Company at any time upon receipt of written notice by the other party to that effect. Upon termination of the Agreement, neither party will have any liability or continuing obligation to the other, except, that: (i) the indemnification provisions of Exhibit A to this Agreement will survive any such a termination and if a Financial Transaction is (1) consummated from the date of termination through the twelve (12) month anniversary of such termination or (2) consummated with a Designated Party from the (12) month anniversary of such termination through the twenty-four (24) month anniversary of such termination (or if a definitive agreement with respect to such a Financial Transaction which is subsequently consummated is entered into during such periods), the Company will remain obligated to pay Thomas E. Lindholm, the Financial Transaction Fee and any other fees earned in accordance with the terms of this Agreement; provided, however, that if (a) Thomas E. Lindholm, terminates this Agreement without Cause (as hereafter defined), or (b) the Company terminates this Agreement with Company Cause (as hereafter defined), Thomas E. Lindholm, shall not thereafter be entitled to such Financial Transaction Fee. For purposes of this Agreement only, "Cause" shall mean and include the Company's breach of any term of this Agreement or the failure of the Company to provide with the information requested in connection with the Company or a potential Financial Transaction. For purposes of this Agreement, "Company Cause" shall mean and include only Thomas E. Lindholm's gross negligence, willful misconduct, or substantial nonperformance of the services contemplated by this Agreement. For purposes of this Agreement, "Designated Party" shall mean and include (I) any entity that Thomas E. Lindholm designates to the Company, from time to time, as having been contacted by Thomas E. Lindholm in connection with his Financial Transaction activities and (II) any affiliate, insider, or person controlled by or under the control of any of the aforementioned foregoing.

          c. Without prior consent of the Company, Thomas E. Lindholm shall not disclose any confidential information concerning the Company to any prospective provider of capital or any other person who has not executed an agreement to keep such information confidential.

          d. The validity and interpretation and enforcement of this Agreement shall be governed by the law of the State of Texas without reference to conflict of law principles, (applicable to agreements made and to the be fully performed therein). The Company hereby irrevocably submits to any court located in Tarrant County in the State of Texas as the exclusive jurisdiction of any suit, action or other proceeding arising out of this Agreement, or any the agreements or transactions contemplated hereby, which is brought by or against the Company, and (I) hereby irrevocably agrees that all claims in respect of an suit, action or proceeding may be heard and determined in any such court and (II) to the extent that the Company has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, the Company hereby waives, to the fullest extent permitted by legal, such immunity. The Company hereby waives and agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that (a) the Company is not personally subject to the jurisdiction of any such court, (b) the Company is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to the Company or its property or (c) any such suit, action or proceeding is brought in an inconvenient forum.

          e. The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns. No fee payable to any other financial advisor by the Company or any other company in connection with the subject matter of this engagement shall reduce or otherwise affect any fee payable hereunder to Thomas E. Lindholm.

          f. Thomas E. Lindholm and the Company, acting through senior management, shall cooperate fully in the engagement contemplated by this Agreement; provided that any written reports or recommendations shall be timely prepared for submission and, if appropriate, approval by the Company's Board of Directors.

If the foregoing correctly sets forth our understanding, we would appreciate you signing the enclosed copy of this Agreement in this space provided and returning it to us.

Very truly yours,

By /s/ Thomas E. Lindholm
   ----------------------
   Thomas E. Lindholm

Confirmed and Agreed to this 20 day of Nov, 2002

VERTICA SOFTWARE, INC.

By /s/ William F. Mason
   --------------------
   William F. Mason
   President & CEO

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APPENDIX A

     This Appendix A is incorporated in and made a material part of that certain Letter of Understanding (the "Letter Agreement") between Thomas E. Lindholm and VERTICA SOFTWARE, INC. (the "Company"). In the event that Thomas E. Lindholm, becomes involved in any capacity, other than as a plaintiff, in any action, proceeding or investigation brought by or against any person, including stockholders of the Company, or any related entity in connection with any matter related to the assignment described in the Letter Agreement will periodically (but in no event less frequently than quarterly each year), the Company periodically will subsequent proceeding, reimburse Thomas E. Lindholm for its legal and other expenses (including the cost of any investigation and preparation) reasonably incurred in connection therewith; provided, however, that it is found in any such action, proceeding or investigation, or in any that a loss, claim, damage or liability of Thomas E. Lindholm has resulted from gross negligence or bad faith of Thomas E. Lindholm. in performing the services which are the subject of the Letter Agreement. Thomas E. Lindholm shall repay such portion of the reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of Thomas E. Lindholm which is the subject of such finding. The Company also will indemnify and hold Thomas E. Lindholm harmless against any losses, claims, damages, or liabilities to any such person in connection with any matter related to the assignment described in the Letter Agreement, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of Thomas E. Lindholm in performing the services that are the subject of the Letter Agreement. If for any reason the foregoing indemnification is partially unavailable to Thomas E. Lindholm as a result of his bad faith or gross negligence, or is insufficient to hold him harmless, then the company shall contribute to the amount paid by Thomas E. Lindholm as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company and its stockholders on the one hand and Thomas E. Lindholm on the other hand in the matters contemplated by the Letter Agreement as well as the relative fault of the Company and Thomas E. Lindholm with respect to loss, claim, damage or liability and any other relevant equitable considerations; provided, however, that in no event shall Thomas E. Lindholm, be required to contribute any amounts in excess of the fees received by it hereunder. The Company shall be liable for any settlement of any claim against Thomas E. Lindholm made with the Company's written consent, which consent shall not unreasonably be withheld, and the Company shall not without the prior written consent of Thomas E. Lindholm which consent shall not be unreasonably withheld, settle or compromise any claim or permit a default or consent to the entry of judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to Thomas E. Lindholm, of an unconditional release from any and all liability in respect to such claim. Thomas E. Lindholm shall have the right to retain counsel of his own choice to represent him in connection with any matter as to which the indemnity and contribution obligations of the Company under this Appendix A shall apply and shall pay the costs and expenses of such counsel in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of Thomas E. Lindholm, and the directors, agents, employees and controlling persons (if any), as the case may be, of Thomas E. Lindholm, and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Thomas
E. Lindholm, any such affiliate and any such person. The Company also agrees that neither Thomas E. Lindholm nor any of such affiliates, directors, agents, employees or controlling persons shall have any liability to the Company and its stockholders for or in connection with any matter referred to in the Letter Agreement except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or bad faith of Thomas E. Lindholm in performing the services that are subject of the Letter Agreement. The provisions of this Appendix A shall survive any termination or completion of the engagement provided by the Letter Agreement and the Letter Agreement shall be governed by and construed in accordance with the laws of Texas without regard to principles of conflicts of laws.

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